News Release

Tesco Corporation Reports Third Quarter 2017 Results

•
Liquidity of $64.6 million and no debt at the end of the third quarter, after funding approximately $1.0 million of transaction-related payments and $1.4 million of restructuring payments during the third quarter

•	Reported U.S. GAAP diluted EPS was a loss of $(0.28) on a net loss of $13.0 million and adjusted EPS was a loss of $(0.20) on an adjusted net loss of $9.2 million, after $3.8 million in charges

•	Adjusted EBITDA loss improved 46% to $2.1 million in the third quarter on a sequential revenue increase of 1%

HOUSTON, November 7, 2017 -- Tesco Corporation ("TESCO" or the "Company") (NASDAQ: TESO) today reported third quarter 2017 financial and operating results.

Third Quarter Operating Results

Fernando Assing, TESCO's President and Chief Executive Officer, commented, "Our business continues to improve, especially in Tubular Services with a favorable mix to increased offshore and CDS sales and lower U.S. land ramp-up costs in the third quarter. Despite lower used top drive sales, revenue and EBITDA both improved sequentially. Also, while Hurricane Harvey had a minor impact on our financial results this quarter of approximately $0.2 million in EBITDA, it did have a significant direct impact on many of our employees. I am proud of the quick response our employees made to help those with both immediate and longer-term needs."

TESCO reported revenue of $40.5 million in the third quarter of 2017, up from $40.1 million, or 1%, in the second quarter of 2017, and up from $30.4 million, or 33%, in the third quarter of 2016.

TESCO reported a U.S. GAAP net loss of $13.0 million, or $(0.28) per share, in the third quarter of 2017. Adjusted net loss for the quarter was $9.2 million, or $(0.20) per share, excluding special items, consisting primarily of charges related to restructuring and transaction costs. Restructuring costs were mainly for facility consolidation and headcount reductions in Latin America. This compares to a U.S. GAAP net loss of $12.1 million, or $(0.26) per diluted share, in the second quarter of 2017, and a U.S. GAAP net loss of $22.1 million, or (0.48) per diluted share, in the third quarter of 2016. Adjusted net loss in the second quarter of 2017 was $11.6 million, or $(0.25) per diluted share, and in the third quarter of 2016 was $17.3 million, or $(0.37) per diluted share.

Adjusted EBITDA loss was $2.1 million in the third quarter of 2017 compared to an adjusted EBITDA loss of $3.9 million in the second quarter of 2017 on a 1% revenue increase. For the third quarter of 2017, U.S. GAAP operating loss was $12.7 million and adjusted operating loss was $8.4 million. This compares to the second quarter 2017 U.S. GAAP operating loss of $11.5 million and adjusted operating loss of $11.4 million, which excluded $0.1 million of charges.

Cash and cash equivalents as of September 30, 2017 decreased from the second quarter of 2017 by $7.9 million to $64.6 million primarily due to continued operating losses and $1.0 million of transaction-related payments. While working capital levels remained relatively flat compared to the end of the second quarter, working capital levels had been projected to decline. Certain international payments valued at over $4 million were delayed but are expected to be paid in the fourth quarter. Inventory ended higher by nearly $3 million primarily to support increased top drive sales expected in the fourth quarter.

Free cash flow was a use of cash of $7.9 million before approximately $1.0 million of transaction-related payments and $1.4 million of restructuring payments.

Products Segment

•
Revenue in the third quarter was $18.5 million, a $1.0 million, or 5%, decrease from the second quarter of 2017 and a $1.5 million, or 9%, increase from the third quarter of 2016. This decline was primarily due to a reduction in used product sales.

•
Product sales in the third quarter of 2017 included four new top drive units, compared to seven units (4 new and 3 used) sold in the second quarter of 2017, and three new units sold in the third quarter of 2016. We did not sell any new catwalks in the third quarter of 2017.

•	There were 113 top drives in our rental fleet at the end of the third quarter with a utilization of 18% compared to 15% for the second quarter.

•
U.S. GAAP operating loss before adjustments in the Products segment for the third quarter of 2017 was $2.2 million, or (12)% of revenue, a $1.8 million increase from the second quarter of 2017. Third quarter operating loss and operating margin after adjustments were $1.6 million and (9)% respectively. The sequential decline in profitability was primarily related to lower used top drive sales and higher rental operating expenses.

•
At September 30, 2017, the top drive backlog was 5 units with a total potential value of $4.2 million, compared to 5 units at June 30, 2017, with a potential value of $4.2 million. This compares to a backlog of 9 units at September 30, 2016, with a potential value of $7.8 million. Today, our top drive backlog stands at 4 units with a potential value of $3.3 million.

Tubular Services Segment

•
Revenue in the third quarter of 2017 was $22.0 million, a 7% increase from the second quarter of 2017 of $20.6 million and a 64% increase from the third quarter of 2016 of $13.4 million. This sequential increase was driven by higher offshore activity and greater CDS sales.

•
U.S. GAAP operating loss before adjustments in the Tubular Services segment in the third quarter of 2017 was $2.3 million, a $2.2 million improvement from the second quarter of 2017. Third quarter operating loss and operating margin after adjustments were $0.7 million and (3)%, respectively, compared to $4.1 million and (20)% in the second quarter of 2017. The sequential improvement was driven primarily by the favorable mix of higher offshore CDS sales and reduced ramp-up costs in U.S. land.

Other Segments and Expenses

•
Research and Engineering U.S. GAAP costs for the third quarter of 2017 were $0.8 million, compared to $0.8 million in the second quarter of 2017 and $1.2 million in the third quarter of 2016. We continue to invest in the development, commercialization, and enhancement of our proprietary technologies.

•
Corporate and Other U.S. GAAP costs for the third quarter of 2017 were $7.4 million, a $1.6 million, or 28%, increase from the second quarter of 2017 and a $2.1 million, or 40%, increase with the third quarter of 2016. Adjusting for transaction costs of $2.1 million, sequential costs would have been approximately flat.

•
Net foreign exchange gain in the third quarter of 2017 was $0.1 million, compared to net foreign exchange loss of $0.5 million in the second quarter of 2017 and $0.4 million in the third quarter of 2016, primarily from the stronger Russian ruble.

•	The effective tax rate for the third quarter of 2017 was a 1% expense compared to a 3% expense in the second quarter of 2017 and a 2% benefit in the third quarter of 2016.

•
Capital expenditures were $1.4 million in the third quarter of 2017, primarily for tubular services equipment and infrastructure projects, a $0.6 million increase from the second quarter of 2017 and a $1.2 million, or 46%, decrease from the third quarter of 2016.

Nabors Transaction

"We were pleased that the organization remained focused on improving profitability this quarter while still supporting the Nabors transaction process. Since the announcement on August 14, significant progress has been made in the regulatory process required to close, with U.S. and Canadian anti-trust clearance received last week. The Russian anti-trust approval process has been initiated with the regulator's determination expected in the next few weeks. With our special shareholder meeting scheduled for December 1st, we still expect to close in the fourth quarter of 2017,” Mr. Assing said.

Conference Call

The Company will not be conducting a conference call in conjunction with this earnings release.

Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas. TESCO® is a registered trademark in the United States, Canada and the European Union. Casing Drive System™, CDS™, is a trademark in the United States and Canada.

For further information please contact:
Chris Boone (713) 359-7000
Tesco Corporation

Caution Regarding Forward-Looking Information

This news release for the quarter ended September 30, 2017 contains forward-looking statements within the meaning of Canadian and United States securities laws, including within the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. From time to time, our public filings, press releases and other communications by our officers and representatives (such as conference calls and presentations) will contain forward-looking statements. Forward-looking information is often, but not always, identified by the use of words such as "anticipate", "believe", "expect", "plan", "intend", "forecast", "target", "project", "may", "will", "should", "could", "estimate", "predict", or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this Quarterly Report on Form 10-Q include, but are not limited to, statements with respect to expectations of our prospects, future revenue, earnings, activities and technical results.

Such forward-looking statements may include, but are not limited to, statements regarding any projections of economic prospects, earnings, revenues or other financial items; any statements regarding the plans, strategies and objectives for future operations; any statements of expectation or belief; any statements regarding general industry conditions and competition; any statements regarding economic conditions, such as interest rate, commodity prices and currency exchange rate fluctuations; any statements regarding timing of development or potential expansion or improvements; any statements regarding commodity prices; any statements regarding the expected timing of the completion of the Arrangement with Nabors, our ability to complete the Arrangement with Nabors considering the various closing conditions, the benefits of such transaction and its impact on the participants’ businesses; and any statements of assumptions underlying any of the foregoing.

Forward-looking statements and information are based on current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. The forward-looking statements in this report are made as of the date it was issued, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that outcomes implied by forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.

These risks and uncertainties include, but are not limited to, the impact of: levels and volatility of oil and gas prices; cyclical nature of the energy industry and credit risks of our customers; fluctuations of our revenue and earnings; operating hazards inherent in our operations; changes in governmental regulations, including those related to the climate and hydraulic fracturing; consolidation or loss of our customers; the highly competitive nature of our business; technological advancements and trends in our industry, and improvements in our competitors’ products; global economic and political environment, and financial markets; terrorist attacks, natural disasters and pandemic diseases; our presence in international markets, including political or economic instability, currency restrictions and trade and economic sanctions; cybersecurity incidents; protecting and enforcing our intellectual property rights; changes in, or our failure to comply with, environmental regulations; failure of our manufactured products and claims under our product warranties; availability of raw materials, component parts and finished products to produce our products, and our ability to deliver the products we manufacture in a timely manner; retention and recruitment of a skilled workforce and key employees; and ability to identify and complete acquisitions. These risks and uncertainties may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Copies of our Canadian public filings are available through SEDAR at www.sedar.com. Our U.S. public filings are available through www.tescocorp.com and on EDGAR at www.sec.gov.

Please see Part I, Item 1A—"Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2016 ("2016 Annual Report on Form 10-K") and Part II, Item 1A—"Risk Factors" of this Quarterly Report on Form 10-Q for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor to assess the impact such risk factors might have on our business or the extent to which any factor or combination of risk factors may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

TESCO CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)
Revenue	$40.5	$30.4	$117.4	$99.5
Operating expenses
Cost of sales and services	44.0	44.3	131.4	134.9
Selling, general and administrative	8.4	6.8	20.7	20.7
Long-lived asset impairments	—	—	—	35.5
Research and engineering	0.8	1.2	2.4	4.3
	53.2	52.3	154.5	195.4
Operating loss	(12.7)	(21.9)	(37.1)	(95.9)
Interest expense, net	0.1	0.2	0.1	0.4
Foreign exchange loss (gain)	(0.1)	0.4	0.2	1.5
Other expense (income)	0.2	0.2	(0.1)	0.3
Loss before income taxes	(12.9)	(22.7)	(37.3)	(98.1)
Income tax provision (benefit)	0.1	(0.6)	1.5	(0.3)
Net loss	$(13.0)	$(22.1)	$(38.8)	$(97.8)
Loss per share:
Basic	$(0.28)	$(0.48)	$(0.83)	$(2.33)
Diluted	$(0.28)	$(0.48)	$(0.83)	$(2.33)
Weighted average number of shares:
Basic	46.8	46.4	46.7	42.0
Diluted	46.8	46.4	46.7	42.0

TESCO CORPORATION
Condensed Consolidated Balance Sheets
(in millions)

	September 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$64.6	$91.5
Accounts receivable trade, net	44.6	33.3
Inventories, net	77.6	76.2
Other current assets	16.5	20.0
Total current assets	203.3	221.0
Property, plant and equipment, net	106.8	120.7
Other assets	2.8	2.6
Total assets	$312.9	$344.3
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$15.6	$13.5
Accrued and other current liabilities	19.1	17.1
Income taxes payable	1.8	2.1
Total current liabilities	36.5	32.7
Deferred income taxes	0.3	0.4
Other liabilities	1.6	1.6
Shareholders' equity	274.5	309.6
Total liabilities and shareholders’ equity	$312.9	$344.3

TESCO CORPORATION
Consolidated Statement of Cash Flows
(in millions)

	Nine Months Ended September 30,
	2017	2016
	(Unaudited)
Operating Activities
Net loss	$(38.8)	$(97.8)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	17.2	22.5
Stock compensation expense	3.7	3.2
Bad debt expense (recovery)	(0.7)	0.5
Deferred income taxes	(0.1)	0.2
Amortization of financial items	—	0.4
Gain on sale of operating assets	(2.1)	(0.6)
Long-lived asset impairments	—	35.5
Changes in the fair value of contingent earn-out obligations	—	(0.1)
Changes in operating assets and liabilities:
Accounts receivable trade, net	(9.1)	24.8
Inventories, net	(1.3)	14.9
Prepaid and other current assets	0.6	3.2
Accounts payable and accrued liabilities	1.0	(12.7)
Income taxes payable	1.9	0.6
Other non-current assets and liabilities, net	0.6	(0.2)
Net cash used in operating activities	(27.1)	(5.6)
Investing Activities
Additions to property, plant, equipment and intangibles	(2.9)	(4.5)
Proceeds on sale of operating assets	2.4	2.9
Other, net	—	0.2
Net cash used in investing activities	(0.5)	(1.4)
Financing Activities
Proceeds from stock issuance	—	47.9
Stock issuance costs	—	(0.3)
Changes in restricted cash	0.7	(2.0)
Net cash provided by financing activities	0.7	45.6
Change in cash and cash equivalents	(26.9)	38.6
Cash and cash equivalents, beginning of period	91.5	51.5
Cash and cash equivalents, end of period	$64.6	$90.1
Supplemental cash flow information
Cash payments for interest	$—	$0.4
Cash payments for income taxes, net of refunds	(0.7)	1.4
Property, plant and equipment accrued in accounts payable	0.4	2.3

TESCO CORPORATION
Segment Results
(in millions, except per share information)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2017	2016	2017	2017	2016
Segment revenue	(Unaudited)
Products
Products sales	$3.9	$4.4	$5.3	$15.2	$17.0
Rental services	6.6	7.1	5.7	17.6	19.6
Aftermarket sales and services	8.0	5.5	8.5	25.3	17.5
	18.5	17.0	19.5	58.1	54.1
Tubular Services
Land	12.1	7.7	12.2	34.6	26.4
Offshore	5.6	4.1	4.5	14.4	15.9
CDS, Parts & Accessories	4.3	1.6	3.9	10.3	3.1
	22.0	13.4	20.6	59.3	45.4

Consolidated revenue	$40.5	$30.4	$40.1	$117.4	$99.5

Segment operating loss:
Products	$(2.2)	$(7.4)	$(0.4)	$(3.5)	$(49.3)
Tubular Services	(2.3)	(8.0)	(4.5)	(12.5)	(23.3)
Research and Engineering	(0.8)	(1.2)	(0.8)	(2.4)	(4.3)
Corporate and Other	(7.4)	(5.3)	(5.8)	(18.7)	(19.0)
Consolidated operating loss	$(12.7)	$(21.9)	$(11.5)	$(37.1)	$(95.9)

U.S. GAAP consolidated net loss	$(13.0)	$(22.1)	$(12.1)	$(38.8)	$(97.8)
U.S. GAAP loss per share (diluted)	$(0.28)	$(0.48)	$(0.26)	$(0.83)	$(2.33)

Adjusted EBITDA(a) (as defined)	$(2.1)	$(9.1)	$(3.9)	$(10.7)	$(24.3)

________________________

(a)	See explanation of Non-GAAP measure below.

Non-GAAP Measures

Our management reports our financial statements in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP") but evaluates our performance based on non-GAAP measures as defined under the SEC's Regulation G. These measures may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Non-GAAP measures should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

 Our management uses Non-GAAP measures:

•	to assess the performance of the Company’s operations;

•	as a method used to evaluate potential acquisitions;

•	in presentations to our Board of Directors to enable them to have the same consistent measurement basis of operating performance used by management; and

•	in communications with investors, analysts, lenders, and others concerning our financial performance.

TESCO CORPORATION
Non-GAAP Measure - Adjusted EBITDA (1)
 (in millions)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2017	2016	2017	2017	2016
Net loss under U.S. GAAP	$(13.0)	$(22.1)	$(12.1)	$(38.8)	$(97.8)
Income tax expense (benefit)	0.1	(0.6)	0.4	1.5	(0.3)
Depreciation and amortization	5.4	7.3	5.8	17.2	22.5
Interest expense	0.2	0.2	—	0.3	0.9
Stock compensation expense-non-cash	1.0	1.1	1.5	3.7	3.2
Acquisition transaction costs	2.1	—	—	2.1	—
Severance & restructuring charges	2.4	1.0	0.5	3.6	6.9
Bad debt from certain accounts	—	0.3	(0.4)	(0.4)	0.6
Foreign exchange loss (gain)	(0.1)	0.3	0.4	0.2	1.5
Asset sale reserves	—	(0.5)	—	—	(3.5)
Warranty & legal reserves	—	0.7	—	0.1	1.4
Inventory reserves	(0.2)	3.1	—	(0.2)	4.4
Long-lived asset impairments	—	—	—	—	35.5
Credit facility costs	—	0.1	—	—	0.4
Adjusted EBITDA	$(2.1)	$(9.1)	$(3.9)	$(10.7)	$(24.3)

(1)
Adjusted EBITDA consists of earnings (net income or loss) attributable to TESCO before interest expense, income tax expense (benefit), depreciation and amortization, acquisition transaction costs, severance and restructuring charges, foreign exchange gains or losses, noted income or charges from certain accounts, non-cash stock compensation, non-cash impairments and other non-cash items.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

•
it is widely used by investors in our industry to measure a company's operating performance without regard to items such as interest expense, income tax expense (benefit), depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, severance and restructuring charges, financing methods, capital structure and the method by which assets were acquired;

•
it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest), merger and acquisition transactions (primarily gains/losses on sale of a business), and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense and non-cash impairments) from our operating results; and

•
it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

TESCO CORPORATION
Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss) (2)
 (in millions except earnings per share data)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2017	2016	2017	2017	2016
Net loss under U.S. GAAP	$(13.0)	$(22.1)	$(12.1)	$(38.8)	$(97.8)
Acquisition transaction costs	2.1	—	—	2.1	—
Severance & restructuring charges	2.0	1.0	0.4	3.0	6.6
Bad debt on certain accounts	—	0.3	(0.4)	(0.4)	0.6
Certain foreign exchange losses (gains)	(0.1)	0.2	0.7	0.2	1.5
Asset sale reserves	—	(0.5)	—	—	(3.5)
Warranty & legal reserves	—	0.7	—	0.1	1.4
Inventory reserves	(0.2)	2.9	—	(0.2)	4.2
Long-lived asset impairments	—	—	—	—	35.5
Credit facility costs	—	0.2	—	—	0.5
Certain tax-related charges	—	—	(0.2)	(0.2)	—
Adjusted net loss	$(9.2)	$(17.3)	$(11.6)	$(34.2)	$(51.0)

Diluted loss per share under U.S. GAAP	$(0.28)	$(0.48)	$(0.26)	$(0.83)	$(2.33)
Acquisition transaction costs	0.04	—	—	0.04
Severance & restructuring charges	0.04	0.02	0.01	0.07	0.16
Bad debt on certain accounts	—	0.01	(0.01)	(0.01)	0.01
Certain foreign exchange losses (gains)	—	—	0.01	—	0.04
Asset sale reserves	—	(0.01)	—	—	(0.08)
Warranty & legal reserves	—	0.02	—	—	0.03
Inventory reserves	—	0.07	—	—	0.11
Long-lived asset impairments	—	—	—	—	0.84
Credit facility costs	—	—	—	—	0.01
Certain tax-related charges	—	—	—	—	—
Adjusted diluted loss per share	$(0.20)	$(0.37)	$(0.25)	$(0.73)	$(1.21)

(2)
Adjusted net income (loss) is a non-GAAP measure comprised of net income attributable to TESCO excluding the impact of acquisition transaction costs, severance and restructuring charges, non-cash impairments, noted income or charges from certain accounts and certain tax-related charges.

We believe adjusted net income (loss) is useful to an investor in evaluating our operating performance because:

•	it is a consistent measure of the underlying results of the Company’s business by excluding items that could mask the Company's operating performance;

•
it is widely used by investors in our industry to measure a company's operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluding items to be outside of the Company's normal operating results; and

•	it helps investors identify and analyze underlying trends in the business.

TESCO CORPORATION
Non-GAAP Measure - Adjusted Operating Income (Loss)(3)
 (in millions)

	Three Months Ended September 30, 2017
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(2.2)	$(2.3)	$(0.8)	$(7.4)	$(12.7)
Acquisition transaction costs	—	—	—	2.1	2.1
Severance & restructuring charges	0.8	1.6	—	—	2.4
Inventory reserves	(0.2)	—	—	—	(0.2)
Adjusted operating loss	$(1.6)	$(0.7)	$(0.8)	$(5.3)	$(8.4)

	Three Months Ended September 30, 2016
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(7.4)	$(8.0)	$(1.2)	$(5.3)	$(21.9)
Severance & restructuring charges	—	0.8	—	—	0.8
Bad debt on certain accounts	0.3	—	—	—	0.3
Warranty & legal reserves	0.7	—	—	—	0.7
Asset sale reserves	(0.4)	(0.1)	—	—	(0.5)
Inventory reserves	3.0	0.1	—	—	3.1
Credit facility costs	—	—	—	0.1	0.1
Adjusted operating loss	$(3.8)	$(7.2)	$(1.2)	$(5.2)	$(17.4)

	Three Months Ended June 30, 2017
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(0.4)	$(4.5)	$(0.8)	$(5.8)	$(11.5)
Severance & executive retirement charges	0.2	0.4	(0.1)	—	0.5
Bad debt on certain accounts	(0.4)	—	—	—	(0.4)
Adjusted operating loss	$(0.6)	$(4.1)	$(0.9)	$(5.8)	$(11.4)

	Nine Months Ended September 30, 2017
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(3.5)	$(12.5)	$(2.4)	$(18.7)	(37.1)
Acquisition transaction costs	—	—	—	2.1	2.1
Severance & restructuring charges	1.1	2.6	(0.1)	—	3.6
Bad debt on certain accounts	(0.4)	—	—	—	(0.4)
Warranty & legal reserves	0.1	—	—	—	0.1
Inventory reserves	(0.2)	—	—	—	(0.2)
Adjusted operating loss	$(2.9)	$(9.9)	$(2.5)	$(16.6)	$(31.9)

	Nine Months Ended September 30, 2016
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(49.3)	$(23.3)	$(4.2)	$(19.1)	$(95.9)
Severance & restructuring charges	1.4	5.1	—	0.2	6.7
Bad debt on certain accounts	0.6	—	—	—	0.6
Asset sale reserves	(1.2)	(2.3)	—	—	(3.5)
Warranty & legal reserves	0.7	0.7	—	—	1.4
Inventory reserves	4.0	0.4	—	—	4.4
Long-lived asset impairments	33.6	—	—	1.9	35.5
Credit facility costs	—	—	—	0.2	0.2
Adjusted operating loss	$(10.2)	$(19.4)	$(4.2)	$(16.8)	$(50.6)

(3)
Adjusted operating income (loss) is a non-GAAP measure comprised of operating income (loss) attributable to TESCO excluding the impact of acquisition transaction costs, severance and restructuring charges, non-cash impairments and noted income or charges from certain accounts. Management uses adjusted operating income (loss) as a measure of the performance of the Company’s operations.

We believe adjusted operating income (loss) is useful to an investor in evaluating our operating performance because:

•	it is a consistent measure of the underlying results of the Company’s business by excluding items that could mask the Company's operating performance;

•
it is widely used by investors in our industry to measure a company's operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluding items to be outside of the Company's normal operating results; and

•	it helps investors identify and analyze underlying trends in the business.

TESCO CORPORATION
Non-GAAP Measure - Free Cash Flow(4)
 (in millions)

	Three Months Ended September 30, 2017	Three Months Ended June 30, 2017	Nine Months Ended September 30, 2017
Net cash used in operating activities	$(6.7)	$(11.5)	$(27.1)
Capital expenditures	(1.4)	(0.8)	(2.9)
Proceeds on asset sales	0.2	1.8	2.4
Free cash flow	(7.9)	(10.5)	(27.6)
Severance & restructuring payments	(1.4)	(0.3)	(2.8)
Acquisition transaction payments	(1.0)	—	(1.0)
Adjusted free cash flow	$(5.5)	$(10.2)	$(23.8)

(4)
Free cash flow is a non-GAAP measure comprised of cash flow from operations, capital expenditures and proceeds on asset sales. Adjusted free cash flow excludes the impact of severance and restructuring payments and acquisition transaction payments.

We believe free cash flow is useful to an investor in evaluating our operating performance because:

•	it measures the Company's ability to generate cash;

•	it is widely used by investors in our industry to measure a company's cash flow performance; and

•	it helps investors identify and analyze underlying trends in the business.